Exhibit 99.2

News Release

Media Line: 410 470-7433 www.constellation.com

Media Contact:	Lawrence McDonnell (410) 470-7433

Investor Contact:	Sandra Brummitt (410) 470-6440

Constellation Energy Statement

Regarding FERC Settlement Agreement

BALTIMORE March 9, 2012 – Constellation Energy (NYSE:CEG) released the following statement from Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation, regarding the company’s settlement agreement with the Federal Energy Regulatory Commission (FERC) related to certain Constellation energy trading transactions in New York wholesale energy markets from September 2007 to December 2008:

“Constellation has resolved the FERC investigation. We are putting it behind us and moving forward with our merger with Exelon. While Constellation disagrees with the FERC staff’s claims, we believe it is in the interest of all parties to settle this case and avoid expensive, protracted litigation.

“Under the settlement, Constellation has agreed to pay a $135 million civil penalty and $110 million in disgorgement. The disgorgement amount will be disbursed in two ways. First, Constellation will provide $1 million each to six U.S. regional grid operators for the purpose of improving their surveillance and analytic capabilities. The remainder will be deposited in a fund that will be administered by a FERC administrative law judge. State agencies in New York, New England and PJM (the regional grid operator for 13 states and the District of Columbia) will be eligible to make claims against the fund on behalf of electric energy consumers in those states.

“We believe Constellation’s trading practices in question were lawful portfolio risk management transactions. The company admits to no wrongdoing in this case.

“Even so, these practices do not reflect Constellation’s trading operations today, nor in the future. Constellation has implemented a number of measures to enhance its trading policies and practices since 2008, and the settlement acknowledges these enhancements. Nonetheless, Constellation has agreed to take several steps to further improve its compliance program to more clearly demonstrate the risk management purposes of its transactions. These steps include retention of written communications and phone calls for five years, regular communications monitoring by its compliance group, improved training and submission of compliance monitoring reports to FERC. Constellation will operate in strict adherence with all FERC and market-operator rules.”

About Constellation Energy

Constellation Energy is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy.

The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $13.8 billion in 2011. Learn more online: www.constellation.com.

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